Exhibit 99.1
News Release
For Immediate Release: August 15, 2024
H&R Block Reports FY24 Results; Announces 17% Dividend Increase, & $1.5B Share Repurchase Authorization
KANSAS CITY, Mo., August 15, 2024 (GLOBE NEWSWIRE) -- H&R Block, Inc. (NYSE: HRB) (the "Company") today released its financial results1 for the fiscal year ended June 30, 2024.
▪H&R Block reported full year revenue of $3.6 billion (4% increase) and earnings per share from continuing operations2 of $4.14 (16% increase)
▪In FY24, the Company repurchased $350 million, or another 5.5%, of shares outstanding at an average price of $43.66
▪The Company announced a 17% increase in its quarterly dividend to $0.375 per share
▪The Company announced a new share repurchase authorization of $1.5 billion, which replaces the prior authorization
▪The FY25 outlook guides to another year of revenue growth, EBITDA that outpaces revenue, and earnings per share that grows even faster
"In fiscal 2024 we made strides across our different products and services that provide value to our clients and help enable their financial confidence," said Jeff Jones H&R Block's president and chief executive officer. "We continue to make progress, gain new insight, and translate this client success into value for shareholders, and are well positioned to build on this momentum in fiscal 2025 and beyond."
Fiscal 2024 Results from Continuing Operations and Key Financial Metrics
"I am pleased with our financial performance in 2024 resulting in another year of strong free cash flow and capital allocation," said Tony Bowen, H&R Block's chief financial officer. "In addition, today's announcement of a 17% dividend increase and new $1.5B share repurchase authorization reflects the Board's support of our strategy and confidence in our future."

	Year Ended June 30,
(in millions, except EPS)	2024	2023
Revenue	$3,610	$3,472
Pretax Income	$762	$711
Net Income	$598	$562
Weighted-Avg. Shares - Diluted	143.9	157.2
EPS[2]	$4.14	$3.56
Adjusted EPS[2]	$4.41	$3.82
EBITDA[2]	$963	$915
▪Total revenue of $3.6 billion increased by $138.2 million, or 4.0%, primarily due to a higher net average charge and company-owned volumes in the Assisted category combined with greater online

1 All amounts in this release are unaudited. Unless otherwise noted, all comparisons refer to the current period compared to the corresponding prior year period.
2 All per share amounts are based on continuing operations and fully diluted shares at the end of the corresponding period. The company reports non-GAAP financial measures of performance, including adjusted earnings per share (EPS), earnings before interest, tax, depreciation, and amortization (EBITDA) from continuing operations, free cash flow, and free cash flow yield, which it considers to be useful metrics for management and investors to evaluate and compare the ongoing operating performance of the company. See "About Non-GAAP Financial Information" below for more information regarding financial measures not prepared in accordance with generally accepted accounting principles (GAAP).

paid returns at a higher net average charge in DIY, partially offset by lower Emerald Card® activity in the current year.
▪Total operating expenses of $2.8 billion increased by $81.6 million, or 3.0%, primarily due to higher labor costs and bad debt expense, partially offset by lower consulting and outsourced services.
▪Pretax income of $762.3 million increased by $51.1 million, or 7.2%, primarily due to higher revenues in the current year.
▪Earnings per share from continuing operations2 of $4.14 increased by $0.58, or 16.3%; adjusted earnings per share from continuing operations2 of $4.41 increased by $0.59, or 15.4%.
Capital Structure
The Company reported the following related to its capital structure:
▪In fiscal year 2024, the Company repurchased and retired approximately 8.0 million shares, or 5.5% of shares outstanding, at an aggregate price of $350 million, or $43.66 per share.
▪The Company announced today that the Board of Directors approved a new share repurchase authorization of $1.5 billion, which replaces the prior authorization.
▪The Company also announced today that the Board of Directors increased the quarterly dividend by 17%, representing the seventh increase in seven years. The quarterly cash dividend is now $0.375 per share, payable on October 3,2024 to shareholders of record as of September 5, 2024.
H&R Block has paid quarterly dividends consecutively since the Company became public in 1962. Since 2016, the Company has returned more than $3.9 billion to shareholders in the form of share repurchases and dividends.
FY25 Outlook
For fiscal year 2025, the Company expects:
▪Revenue to be in the range of $3.69 to $3.75 billion.
▪EBITDA3 to be in the range of $975 million to $1.02 billion.
▪Effective tax rate to be approximately 13%. The tax rate is positively impacted due to the anticipated closure of various matters under examination and the expiration of statute of limitations. We expect this to contribute approximately 50 cents to EPS.
▪Adjusted Diluted Earnings Per Share3 to be in the range of $5.15 to $5.35.
Conference Call & Webcast
A conference call for analysts, institutional investors, and shareholders will be held at 4:30 p.m. Eastern time on Thursday, August 15, 2024. During the conference call the Company will discuss fiscal 2024 results, outlook, and give a general business update. To join live, participants must register at https://register.vevent.com/register/BIde20112dcb6f48afb47e1f4828d62d83. Once registered, the participant will receive a dial-in number and unique PIN to access the call. Please join approximately 5 minutes prior to the scheduled start time.
The call, along with a presentation for viewing, will also be webcast in a listen-only format for the media and public. The webcast can be accessed directly at https://edge.media-server.com/mmc/p/yzzds4pa and will be available for replay 2 hours after the call is concluded and continuing for 90 days.
2 All per share amounts are based on continuing operations and fully diluted shares at the end of the corresponding period. The company reports non-GAAP financial measures of performance, including adjusted earnings per share (EPS), earnings before interest, tax, depreciation, and amortization (EBITDA) from continuing operations, free cash flow, and free cash flow yield, which it considers to be useful metrics for management and investors to evaluate and compare the ongoing operating performance of the company. See "About Non-GAAP Financial Information" below for more information regarding financial measures not prepared in accordance with generally accepted accounting principles (GAAP).
3 Adjusted Diluted EPS and EBITDA from continuing operations are non-GAAP financial measures. Future period non-GAAP outlook includes adjustments for items not indicative of our core operations, which may include, without limitation, items described in the below section titled “Non-GAAP Financial Information” and in the accompanying tables. Such adjustments may be affected by changes in ongoing assumptions and judgments, as well as nonrecurring, unusual, or unanticipated charges, expenses or gains, or other items that may not directly correlate to the underlying performance of our business operations. The exact amounts of these adjustments are not currently determinable but may be significant. It is therefore not practicable to provide the comparable GAAP measures or reconcile this non-GAAP outlook to the most comparable GAAP measures.

About H&R Block
H&R Block, Inc. (NYSE: HRB) provides help and inspires confidence in its clients and communities everywhere through global tax preparation services, financial products, and small-business solutions. The company blends digital innovation with human expertise and care as it helps people get the best outcome at tax time and also be better with money using its mobile banking app, Spruce. Through Block Advisors and Wave, the company helps small-business owners thrive with year-round bookkeeping, payroll, advisory, and payment processing solutions. For more information, visit H&R Block News.
About Non-GAAP Financial Information
This press release and the accompanying tables include non-GAAP financial information. For a description of these non-GAAP financial measures, including the reasons management uses each measure, and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with generally accepted accounting principles, please see the section of the accompanying tables titled "Non-GAAP Financial Information."
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words or variation of words such as "expects," "anticipates," "intends," "plans," "believes," "commits," "seeks," "estimates," "projects," "forecasts," "targets," "would," "will," "should," "goal," "could" or "may" or other similar expressions. Forward-looking statements provide management's current expectations or predictions of future conditions, events or results. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. They may include estimates of revenues, client trajectory, income, effective tax rate, earnings per share, cost savings, capital expenditures, dividends, share repurchases, liquidity, capital structure, market share, industry volumes or other financial items, descriptions of management’s plans or objectives for future operations, products or services, or descriptions of assumptions underlying any of the above. They may also include the expected impact of external events beyond the Company’s control, such as outbreaks of infectious disease, severe weather events, natural or manmade disasters, or changes in the regulatory environment in which we operate. All forward-looking statements speak only as of the date they are made and reflect the Company's good faith beliefs, assumptions and expectations, but they are not guarantees of future performance or events. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions, factors, or expectations, new information, data or methods, future events or other changes, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to a variety of economic, competitive and regulatory factors, many of which are beyond the Company's control, that are described in our Annual Report on Form 10-K for the most recently completed fiscal year in the section entitled "Risk Factors" and additional factors we may describe from time to time in other filings with the Securities and Exchange Commission. You may get such filings for free at our website at https://investors.hrblock.com. In addition, factors that may cause the Company’s actual estimated effective tax rate to differ from estimates include the Company’s actual results from operations compared to current estimates, future discrete items, changes in interpretations and assumptions the Company has made, future actions of the Company, or increases in applicable tax rates in jurisdictions where the Company operates. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

For Further Information

Investor Relations:	Michaella Gallina, (816) 854-3022, michaella.gallina@hrblock.com
Jordyn Eskijian, (816) 854-5674, jordyn.eskijian@hrblock.com
Media Relations:	Teri Daley, (816) 854-3787, teri.daley@hrblock.com

TABLE FOLLOWS

FINANCIAL RESULTS	(unaudited, in 000s - except per share amounts)
	Three months ended June 30,		Year ended June 30,
	2024	2023	2024	2023
REVENUES:
U.S. tax preparation and related services:
Assisted tax preparation	$652,405	$636,561	$2,274,835	$2,167,138
Royalties	51,732	49,294	204,802	210,631
DIY tax preparation	134,283	132,428	349,812	314,758
Refund Transfers	21,357	23,100	142,249	143,310
Peace of Mind® Extended Service Plan	33,987	36,341	93,087	95,181
Tax Identity Shield®	16,576	19,028	33,386	38,265
Other	18,918	16,407	51,555	45,252
Total U.S. tax preparation and related services	929,258	913,159	3,149,726	3,014,535
Financial services:
Emerald Card® and SpruceSM	14,600	16,203	76,093	84,651
Interest and fee income on Emerald Advance®	4,231	287	40,933	47,554
Total financial services	18,831	16,490	117,026	132,205
International	88,725	78,834	247,123	235,131
Wave	25,816	23,663	96,472	90,314
Total revenues	$1,062,630	$1,032,146	$3,610,347	$3,472,185
Compensation and benefits:
Field wages	218,473	223,086	869,002	841,742
Other wages	76,694	66,064	298,819	273,850
Benefits and other compensation	57,759	51,053	228,723	220,530
	352,926	340,203	1,396,544	1,336,122
Occupancy	112,618	111,293	432,461	428,167
Marketing and advertising	66,612	49,956	277,747	286,255
Depreciation and amortization	30,780	31,841	121,784	130,501
Bad debt	23,963	3,383	91,523	60,401
Other	124,900	118,960	485,011	482,041
Total operating expenses	711,799	655,636	2,805,070	2,723,487

Other income (expense), net	15,143	14,472	36,125	35,492
Interest expense on borrowings	(15,776)	(15,871)	(79,080)	(72,978)
Income from continuing operations before income taxes	350,198	375,111	762,322	711,212
Income taxes	91,832	71,158	164,359	149,412
Net income from continuing operations	258,366	303,953	597,963	561,800
Net loss from discontinued operations	(549)	(1,682)	(2,646)	(8,100)
Net income	$257,817	$302,271	$595,317	$553,700

DILUTED EARNINGS PER SHARE:
Continuing operations	$1.82	$1.97	$4.14	$3.56
Discontinued operations	(0.01)	(0.01)	(0.02)	(0.05)
Consolidated	$1.81	$1.96	$4.12	$3.51

WEIGHTED AVERAGE DILUTED SHARES	141,761	153,512	143,890	157,248

Adjusted diluted EPS(1)	$1.89	$2.05	$4.41	$3.82
EBITDA(1)	$396,754	$422,823	$963,186	$914,691

(1)     All non-GAAP measures are results from continuing operations. See "Non-GAAP Financial Information" for a reconciliation of non-GAAP measures.

CONSOLIDATED BALANCE SHEETS	(unaudited, in 000s - except per share data)
As of June 30,	2024	2023

ASSETS
Cash and cash equivalents	$1,053,326	$986,975
Cash and cash equivalents - restricted	21,867	28,341
Receivables, net	69,075	59,987
Prepaid expenses and other current assets	95,208	112,183
Total current assets	1,239,476	1,187,486
Property and equipment, net	131,319	130,015
Operating lease right of use asset	461,986	438,299
Intangible assets, net	264,102	277,043
Goodwill	785,226	775,453
Deferred tax assets and income taxes receivable	271,658	211,391
Other noncurrent assets	65,043	52,571
Total assets	$3,218,810	$3,072,258
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Accounts payable and accrued expenses	$155,830	$159,901
Accrued salaries, wages and payroll taxes	105,548	95,154
Accrued income taxes and reserves for uncertain tax positions	318,830	271,800
Operating lease liabilities	206,070	205,391
Deferred revenue and other current liabilities	191,050	206,536
Total current liabilities	977,328	938,782
Long-term debt	1,491,095	1,488,974
Deferred tax liabilities and reserves for uncertain tax positions	291,063	264,567
Operating lease liabilities	265,373	240,543
Deferred revenue and other noncurrent liabilities	103,357	107,328
Total liabilities	3,128,216	3,040,194
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Common stock, no par, stated value $.01 per share	1,709	1,789
Additional paid-in capital	762,583	770,376
Accumulated other comprehensive loss	(48,845)	(37,099)
Retained earnings (deficit)	12,654	(48,677)
Less treasury shares, at cost	(637,507)	(654,325)
Total stockholders' equity	90,594	32,064
Total liabilities and stockholders' equity	$3,218,810	$3,072,258

CONSOLIDATED STATEMENTS OF CASH FLOWS	(unaudited, in 000s)
Year ended June 30,	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$595,317	$553,700
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	121,784	130,501
Provision for credit losses	82,567	52,290
Deferred taxes	(40,940)	49,579
Stock-based compensation	34,277	31,326
Changes in assets and liabilities, net of acquisitions:
Receivables	(108,394)	(57,244)
Prepaid expenses and other current and noncurrent assets	(7,287)	(7,011)
Accounts payable, accrued expenses, salaries, wages and payroll taxes	(4,662)	(67,627)
Deferred revenue, other current and noncurrent liabilities	(28,507)	(4,773)
Income tax receivables, accrued income taxes and income tax reserves	75,444	144,164
Other, net	1,261	(3,064)
Net cash provided by operating activities	720,860	821,841

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(63,678)	(69,698)
Payments made for business acquisitions, net of cash acquired	(43,358)	(48,246)
Franchise loans funded	(18,891)	(21,633)
Payments from franchisees	24,926	27,350
Other, net	7,143	10,838
Net cash used in investing activities	(93,858)	(101,389)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of line of credit borrowings	(1,025,000)	(970,000)
Proceeds from line of credit borrowings	1,025,000	970,000
Dividends paid	(179,775)	(177,925)
Repurchase of common stock, including shares surrendered	(379,569)	(568,952)
Other, net	(4,967)	(4,115)
Net cash used in financing activities	(564,311)	(750,992)

Effects of exchange rate changes on cash	(2,814)	(4,857)

Net increase (decrease) in cash and cash equivalents, including restricted balances	59,877	(35,397)
Cash, cash equivalents and restricted cash, beginning of the year	1,015,316	1,050,713
Cash, cash equivalents and restricted cash, end of the year	$1,075,193	$1,015,316

SUPPLEMENTARY CASH FLOW DATA:
Income taxes paid (received), net	$131,173	$(45,539)
Interest paid on borrowings	75,694	69,554
Accrued additions to property and equipment	3,052	2,238
Accrued dividends payable to common shareholders	44,653	42,953

				(in 000s)
	Three months ended June 30,		Year ended June 30,
NON-GAAP FINANCIAL MEASURE - EBITDA	2024	2023	2024	2023

Net income - as reported	$257,817	$302,271	$595,317	$553,700
Discontinued operations, net	549	1,682	2,646	8,100
Net income from continuing operations - as reported	258,366	303,953	597,963	561,800
Add back:
Income taxes	91,832	71,158	164,359	149,412
Interest expense	15,776	15,871	79,080	72,978
Depreciation and amortization	30,780	31,841	121,784	130,501
	138,388	118,870	365,223	352,891
EBITDA from continuing operations	$396,754	$422,823	$963,186	$914,691

	(in 000s, except per share amounts)
	Three months ended June 30,		Year ended June 30,
NON-GAAP FINANCIAL MEASURE - ADJUSTED EPS	2024	2023	2024	2023

Net income from continuing operations - as reported	$258,366	$303,953	$597,963	$561,800
Adjustments:
Amortization of intangibles related to acquisitions (pretax)	13,142	12,865	50,835	51,411
Tax effect of adjustments(1)	(2,936)	(1,599)	(11,751)	(10,797)
Adjusted net income from continuing operations	$268,572	$315,219	$637,047	$602,414
Diluted earnings per share from continuing operations - as reported	$1.82	$1.97	$4.14	$3.56
Adjustments, net of tax	0.07	0.08	0.27	0.26
Adjusted diluted earnings per share from continuing operations	$1.89	$2.05	$4.41	$3.82

(1) The tax effect of adjustments is the difference between the tax provision calculation on a GAAP basis and on an adjusted non-GAAP basis.

NON-GAAP FINANCIAL INFORMATION
Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Because these measures are not measures of financial performance under GAAP and are susceptible to varying calculations, they may not be comparable to similarly titled measures for other companies.
We consider our non-GAAP financial measures to be performance measures and a useful metric for management and investors to evaluate and compare the ongoing operating performance of our business. We make adjustments for certain non-GAAP financial measures related to amortization of intangibles from acquisitions and goodwill impairments. We may consider whether other significant items that arise in the future should be excluded from our non-GAAP financial measures.
We measure the performance of our business using a variety of metrics, including earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations, adjusted EBITDA from continuing operations, adjusted diluted earnings per share from continuing operations, free cash flow, and free cash flow yield. We also use EBITDA from continuing operations and pretax income from continuing operations, each subject to permitted adjustments, as performance metrics in incentive compensation calculations for our employees.